Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

Assistant Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Reports Second Quarter 2006 Financial Results

- Record revenues at 454 Life Sciences and Initiation of 6 Clinical Trials by CuraGen -

- Company to host conference call today at 11:00 a.m. ET -

BRANFORD, Conn., – July 27, 2006 – CuraGen Corporation (NASDAQ: CRGN) today reported its consolidated financial results for the second quarter 2006. For the quarter ended June 30, 2006, CuraGen’s consolidated net loss was $14.3 million, or $0.26 per share, compared to a net loss of $15.7 million, or $0.31 per share, for the same period in 2005. As of June 30, 2006, CuraGen had available cash and investments of $193.6 million, as compared to $211.3 million at March 31, 2006, and had outstanding 6% convertible debt of $66.2 million, due February 2007, and 4% convertible debt of $110 million, due February 2011. CuraGen also announced today it has formally engaged Goldman Sachs to examine strategic options for CuraGen’s investment in 454 Life Sciences.

In the second quarter of 2006, 454 Life Sciences, CuraGen’s majority-owned subsidiary, recognized a total of $9.8 million in revenue, a 188% increase compared to the same period in 2005. 454 Life Sciences revenue for the second quarter 2006 included $5.4 million from sales of instrument systems and proprietary reagents, $2.3 million in Sequencing Center service revenue and $2.1 million of grant and other revenue. Total consolidated revenues for the quarter ended June 30, 2006 were $10.7 million, compared to $4.3 million for the same period in 2005.

“Over the past three years, CuraGen has filed and cleared INDs for a total of five novel products, an impressive accomplishment made possible by our experienced R&D team. During the second quarter, we made significant progress by continuing to advance our key oncology programs and initiating six clinical trials for PXD101, CR011-vcMMAE, and velafermin, all of which are expected to generate proof-of-concept results over the next 12 to 18 months,” stated Dr. Frank Armstrong, President and Chief Executive Officer of CuraGen. “When I joined CuraGen, I stated we would also examine strategic options to leverage the value of our assets, including our advanced pipeline, earlier stage portfolio, and our investment in 454 Life Sciences. I am pleased to report that we have made progress in moving our efforts forward in this endeavor with the engagement of Goldman Sachs to evaluate our strategic options for CuraGen’s investment in 454 Life Sciences.”

Oncology Pipeline Update

•	PXD101: Histone deacetylase (HDAC) inhibitor being investigated for the treatment of cancer

•	CuraGen and TopoTarget have announced the initiation of four NCI-sponsored clinical trials evaluating PXD101 monotherapy in Phase II trials for Acute Myelogenous Leukemia and mesothelioma, a Phase I/II trial for hepatocellular carcinoma, as well as a Phase I trial evaluating the combination of PXD101 plus cis-retinoic acid. The NCI-sponsored trials are being funded by the NCI with all data generated available to CuraGen;

•	CR011-vcMMAE: Antibody-drug conjugate (ADC) being developed for metastatic melanoma

•	CuraGen has initiated a Phase I clinical trial to evaluate the safety, tolerability and pharmacokinetics of CR011-vcMMAE for the treatment of metastatic melanoma. After determination of the maximum tolerated dose (MTD) for CR011-vcMMAE, the trial will enroll up to 30 additional patients to further evaluate the safety and potential activity of this ADC. Preliminary results from the trial are expected to be available in the fourth quarter of 2007; and

•	Velafermin: Protein therapeutic being investigated for the prevention of OM

•	CuraGen has initiated a second, potentially pivotal, Phase II clinical trial to confirm the activity of a single dose of 30 mcg/kg velafermin compared to placebo for the prevention of severe OM in high risk patients undergoing autologous bone marrow transplantation. The randomized, double-blind, placebo-controlled trial will enroll approximately 400 patients with preliminary 30-day efficacy results expected to be available in the third quarter of 2007.

Update on 454 Life Sciences

“We are very pleased with the continued growth of the 454 Life Sciences business over the past quarter,” commented Christopher McLeod, President and CEO of 454 Life Sciences. “The breadth of research enabled by our advanced 454 Sequencing™ technology is highlighted by the growing number of peer-reviewed publications, seminars and announcements, in areas such as cancer, molecular biology and paleogenomics, which is gratifying to 454 Life Sciences and all of our employees who helped bring this technology to the market.” These publications, seminars and announcements include:

•	A manuscript in the June issue of the journal Nature Medicine detailing new research using 454 Sequencing to identify, at very low levels, genetic mutations in the target for several new anti-cancer drugs (EGFR), potentially enabling the personalization of targeted therapies;

•	Three publications in the emerging field of small, or micro, RNA describing the use of 454 Sequencing to explore the cellular function of this newly identified classes of molecules;

•	454 Sequencing was featured in a week long seminar at Cold Spring Harbor where researchers from around the world were trained to use the Genome Sequencer 20 System; and

•	Most recently, 454 Life Sciences and the Max Planck Institute announced a collaboration to sequence the Neanderthal genome. Sequencing such ancient, degraded DNA is now feasible with 454 Life Sciences’ comprehensive and cost-effective technology.

Mr. McLeod further commented, “454 Life Sciences’ goal of expanding life sciences research by making affordable and easy-to-use sequencing systems available to individual researchers is becoming a reality. We are pleased to see that scientists worldwide continue to find new applications for our technology, beyond our expectations. We believe these new applications will help drive our revenue growth through additional projects being completed at the 454 Sequencing Center and an expanded base of installed instruments through our partner Roche Applied Science.”

Update to 2006 Guidance

As a result of continued cost containment and effective investment management, CuraGen has revised 2006 guidance for consolidated net loss and cash burn. CuraGen now expects consolidated net loss will be in the range of $65 to $70 million and consolidated cash burn for 2006 will be approximately $65 to $70 million, a decrease of $5 million for each range as compared to previously provided guidance. CuraGen also reaffirmed that approximately $7 to $15 million of the consolidated cash burn for 2006 will come from 454 Life Sciences in support of their continued investment in next-generation sequencing technologies. CuraGen also reiterated the previously provided guidance for consolidated revenues for 2006, which are expected to range from $35 to $38 million, including revenues of $30 to $35 million to 454 Life Sciences.

Conference Call Details and Dial-in Information

Date:	Thursday, July 27, 2006
Time:	11:00 a.m. ET
Dial-in:	877-272-5391 (domestic)
706-758-4315 (international)
Passcode:	3206861
Webcast:	Access to the live webcast is available on CCBN and at http://www.curagen.com.

A replay of the conference call will be available starting at 2:00 p.m. Eastern time on Thursday, July 27, 2006 through Sunday, August 27, 2006 by dialing 800-642-1687 (domestic) or 706-645-9291 (international). The passcode for the replay is 3206861. An archive of the webcast will be available for 30 days at http://www.curagen.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company developing diverse approaches, including novel protein, antibody, and small molecule therapeutics, that aim to offer hope for patients with cancer, inflammatory diseases, and diabetes. CuraGen’s strategic alliances have resulted in a deep pipeline of potential therapeutics that is being developed by the Company’s experienced research and development teams. By leveraging the drug development strengths cultivated over the years, CuraGen expects to make a difference in the lives of patients by bringing forward promising therapeutics that address unmet medical needs. To further capitalize on CuraGen’s extensive research and development expertise, CuraGen founded a majority-owned subsidiary, 454 Life Sciences, which has developed and is commercializing advanced technologies for the sequencing of DNA. CuraGen and 454 Life Sciences are headquartered in Branford, Connecticut. For additional information on the companies please visit www.curagen.com and www.454lifesciences.com.

About 454 Life Sciences

454 Life Sciences, a 66% majority-owned subsidiary of CuraGen Corporation (Nasdaq: CRGN), is commercializing novel instrumentation and measurement services for rapidly and comprehensively conducting high-throughput nucleotide sequencing, with specific application to sequencing of whole genomes and ultra-deep sequencing of target genes. 454 Life Sciences’ Genome Sequencer 20 System enables one individual to prepare and sequence an entire genome after performing a single sample preparation, irrespective of the size of the genome being studied. The hallmark of 454 Life Sciences’ technology is the PicoTiterPlate, which allows a single instrument using patented light emitting sequencing chemistries to produce over 20 million nucleotide bases per five-hour run, totaling more than 60 times the capacity of instruments using the current macro-scale technology.

The Genome Sequencer 20 System and reagents are available exclusively from Roche Applied Sciences. 454 Life Sciences offers sequencing services directly to customers on a fee for service basis at its state-of-the-art 454 Sequencing Center. For additional information on 454 Life Sciences, please visit http://www.454.com. For additional information on the Genome Sequencer 20 System and reagents, please visit http://www.roche-applied-science.com.

Safe Harbor

This press release contains forward-looking statements, including statements that clinical trials for PXD101, CR011-vcMMAE, and velafermin, are expected to generate proof-of-concept results over the next 12 to 18 months, that preliminary results of the Phase II trial (301-G) evaluating PXD101 will be submitted for presentation at a medical conference in the fourth quarter 2006, that data currently being generated from a Phase Ib/II trial of PXD101 in combination with Velcade® (bortezomib) for Injection for MM will be available in mid-2007, that preliminary 30-day efficacy results relating to the Phase II velafermin trial are expected to be available in the third quarter of 2007, that new applications of 454’s technology will help drive our revenue growth through increased Sequencing Center projects and an expanded base of installed instruments and regarding our expected 2006 operating and financial results. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual and Quarterly Reports on Form 10-K and 10-Q for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

CuraGen® is a registered trademark of CuraGen Corporation. 454® is a registered trademark of 454 Life Sciences Corporation. 454 Life Sciences™, Genome Sequencer 20™, PicoTiterPlate™, and 454 Sequencing™ are trademarks of 454 Life Sciences Corporation.

- FINANCIAL TABLES ATTACHED –

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
Product revenue	$5,352	$2,128	$9,847	$3,210
Sequencing service revenue	2,255	478	4,702	739
Collaboration revenue	1,241	1,036	3,034	2,404
Grant revenue	864	617	1,348	1,336
Milestone revenue	950	31	1,900	31

Total revenue	10,662	4,290	20,831	7,720

Operating expenses:
Cost of product revenue	3,314	471	5,941	678
Cost of sequencing service revenue	1,049	188	2,039	307
Grant research	798	524	1,197	945
Research and development	14,791	15,273	29,197	32,730
General and administrative	4,939	4,603	10,324	8,954

Total operating expenses	24,891	21,059	48,698	43,614

Loss from operations	(14,229)	(16,769)	(27,867)	(35,894)
Interest income	1,965	2,207	3,941	4,314
Interest expense	(2,337)	(3,234)	(4,685)	(6,595)
Gain on extinguishment of debt	—	1,408	—	1,408

Loss before income tax benefit and minority interest in subsidiary loss	(14,601)	(16,388)	(28,611)	(36,767)
Income tax benefit	55	72	109	145
Minority interest in subsidiary loss	247	636	339	1,543

Net loss	$(14,299)	$(15,680)	$(28,163)	$(35,079)

Basic and diluted net loss per share	$(0.26)	$(0.31)	$(0.51)	$(0.70)

Weighted average number of shares used in computing basic and diluted net loss per share	54,798	50,329	54,709	50,301

SELECTED BALANCE SHEET INFORMATION

	June 30, 2006	December 31, 2005
	(unaudited)
Cash and investments	$193,594	$226,528
Working capital	124,476	213,813
Total assets	244,792	270,457
Total long-term liabilities	122,918	190,996
Accumulated deficit	481,296	453,133
Stockholders' equity	34,494	56,436